Exhibit 4.26

SECOND SUPPLEMENTAL INDENTURE, dated as of December 5, 1997, among TURNER BROADCASTING SYSTEM, INC., a Georgia corporation (the “Company”), TIME WARNER COMPANIES, INC., a Delaware corporation (“TWC”), TIME WARNER INC., a Delaware corporation formerly known as TW Inc.  (“TWI”), and THE CHASE MANHATTAN BANK, as successor Trustee (the “Trustee”).

WHEREAS the Company and the Trustee are parties to a Senior Debt Securities Indenture, dated as of May 15, 1993 (including the Company’s Standard Multiple Series Indenture Provisions dated May 15, 1993 incorporated therein by reference) (the “Original Indenture”), as amended by the First Supplemental Indenture, dated as of October 10, 1996 (the “First Supplemental Indenture”), among the Company, TWI and the Trustee, and including with respect to each particular series of securities, the terms of such securities established, as contemplated by Section 301 of the Original Indenture, pursuant to the Officers’ Certificate, dated as of July 8, 1993, pursuant to which the Company issued its 8⅜% Senior Notes due 2013, in the principal amount of $300,000,000 (the “8⅜% Notes Certificate”), the Officers’ Certificate, dated as of February 3, 1994, pursuant to which the Company issued its 7.40% Senior Notes due 2004, in the principal amount of $250,000,000 (the “7.40% Notes Certificate”) and the Officers’ Certificate, dated as of February 3, 1994, pursuant to which the Company issued its 8.40% Senior Debentures due 2024, in the principal amount of $200,000,000 (the “8.40% Debentures Certificate” and together with the 8⅜% Notes Certificate and the 7.40% Notes Certificate, the “Certificates”) (the Original Indenture as amended by the First Supplemental Indenture and the Certificates is herein called “the Indenture”);

WHEREAS the Company proposes in and by this Second Supplemental Indenture to supplement and amend the Indenture in certain respects as it applies to Securities issued thereunder;

WHEREAS TWI has, by way of the First Supplemental Indenture, unconditionally guaranteed the obligations of the Company under the Indenture;

WHEREAS TWC desires to unconditionally and irrevocably guarantee the full and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture (including obligations to the Trustee) and the Securities, and the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture and the Securities;

WHEREAS Section 901 of the Indenture provides that the Company, when authorized by or pursuant to a Board Resolution, and the Trustee may, without the consent of any Holders, enter into one or more indentures supplemental to the Indenture for the purposes of, among other things, adding covenants of the Company for the benefit of Holders of all or any series of Securities and adding any additional Events of Default with respect to all or any series of Securities;

WHEREAS Section 902 of the Indenture provides that the Company, when authorized by or pursuant to a Board Resolution, and the Trustee may, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of all series affected by such supplemental indenture (acting as one class), by Act of said Holders delivered to the Company and the Trustee, enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Securities of such series under the Indenture; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding security affected thereby (1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 502 of the Indenture, or change any Place of Payment where, or the coin or currency in which, any Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date) or alter any redemption or repurchase provisions in a manner which is adverse to any Holder of any Security; (2) reduce the percentage in principal amount of the Outstanding Securities of any series, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) with respect to the Securities of such series provided for in the Indenture; (3) change any obligation of the Company, with respect to Outstanding Securities of a series, to maintain an office or agency in the places and for the purposes specified in Section 1002 of the Indenture for such series; or (4) modify any of the provisions of Section 902 or 513 of the Indenture except to increase any such percentage or to provide with respect to any particular series the right to condition the effectiveness of any supplemental indenture as to that series on the consent of the Holders of a specified percentage of the aggregate principal amount of Outstanding Securities of such series (which provision may be made pursuant to Section 301 of the Indenture without the consent of any Holder) or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Security affected thereby; provided, however, that this clause (4) shall not be deemed to require the consent of any Holder with respect to changes in the references to “the Trustee” and concomitant changes in Section 902 of the Indenture, or the deletion of this proviso, in accordance with the requirements of Sections 612(b) and 901(7) of the Indenture;

WHEREAS the Company desires to eliminate certain provisions of the Indenture as hereinafter set forth and add certain covenants and events of default to the Indenture for the benefit of all Securities; and

WHEREAS all conditions precedent to the execution and delivery of this Second Supplemental Indenture pursuant to the terms of the Indenture have been satisfied.

NOW, THEREFORE, this Second Supplemental Indenture witnesseth:

1. Definitions.  Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.

2. Guarantee of TWC.  (a)  TWC irrevocably and unconditionally guarantees (the “TWC Guarantee”), to each Holder of Securities (including each Holder of Securities issued under the Indenture after the date of this Second Supplemental Indenture) and to the Trustee and its successors and assigns, (i) the full and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture (including obligations to the Trustee) and the Securities and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture and the Securities.

(b) TWC further agrees that the TWC Guarantee constitutes a guarantee of payment, performance and compliance and not merely of collection.

(c) The obligation of TWC to make any payment hereunder may be satisfied by causing the Company to make such payment.

(d) TWC also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder of Securities in enforcing any of their respective rights under the TWC Guarantee.

3. Amendments to Definitions.  (a)  The following definitions are added in Section 101 of the Indenture; provided, however, that such definitions shall be applicable only with respect to Sections 1007, 1008, 1009 and paragraphs (h) through (j) of Section 501 of the Indenture as amended hereby:

“Consolidated Cash Flow” means, for any period, the net income of TWI and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP consistently applied, plus the sum of depreciation, amortization, other noncash charges which reduce net income, income tax expense and interest expense, in each case to the extent deducted in determining such net income, and excluding extraordinary gains or losses.  Notwithstanding the foregoing, for purposes of determining the Consolidated Cash Flow, there shall be included, in respect of each other Person that is accounted for by TWI on the equity method (as determined in accordance with GAAP), TWI’s proportionate amount of such other Person’s and its Subsidiaries’ consolidated net income, depreciation, amortization, other noncash charges which reduce net income, income tax expense and interest expense, in each case to the extent deducted in determining such other Person’s net income, excluding extraordinary gains and losses.

“Consolidated Cash Flow Coverage Ratio” means, for any period, the ratio for such period of Consolidated Cash Flow to Consolidated Interest Expense.  In determining the Consolidated Cash Flow Coverage Ratio, effect shall be given to the application of the proceeds of Senior Debt whose incurrence is being tested to the extent such proceeds are to be used to repay or refinance other Senior Debt.

“Consolidated Interest Expense” means, for any period, the cash interest expense of TWI on Senior Debt for such period other than the amount amortized during such period in respect of all fees paid in connection with the incurrence of such Senior Debt, such expense to be determined in each case on a consolidated basis in accordance with GAAP consistently applied.  Notwithstanding the foregoing, for purposes of determining the Consolidated Interest Expense, there shall be included, in respect of each other Person that is accounted for by TWI on the equity method (as determined in accordance with GAAP), TWI’s proportionate amount of the cash interest expense of such other Person and its Subsidiaries on Senior Debt for the relevant period other than the amount amortized during such period in respect of all fees paid in connection with the incurrence of such Senior Debt, such expense to be determined on a consolidated basis in accordance with GAAP consistently applied.

“Consolidated Net Worth” means, with respect to a Person, at the date of any determination, the consolidated stockholders’ equity of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP consistently applied.

“GAAP” means generally accepted accounting principles as such principles are in effect as of the date of this Second Supplemental Indenture.

“Material Subsidiary” means, with respect to a Person, any other Person that is a Subsidiary if at the end of the most recent fiscal quarter of such first Person, the aggregate amount, determined in accordance with GAAP consistently applied, of securities of, loans and advances to, and other investments in, such other Person held by such first Person and its other Subsidiaries exceeded 10% of such first Person’s Consolidated Net Worth.

“Material U.S. Subsidiary” means any Material Subsidiary that is organized under the laws of the United States of America or any political subdivision thereof (including any State thereof or the District of Columbia).

“Senior Debt” means, with respect to any Person, all indebtedness of such Person in respect of money borrowed, determined in accordance with GAAP consistently applied, other than indebtedness as to which the instrument governing such indebtedness provides that such indebtedness is, or which is in effect, subordinated or junior in right of payment to any other indebtedness of such Person.

“Subsidiary” means, with respect to any Person, any corporation more than 50% of the voting stock of which is owned directly or indirectly by such Person, and any partnership, association, joint venture or other entity in which such Person owns more than 50% of the equity interests or has the power to elect a majority of the board of directors or other governing body.

“Test Period” means, with respect to any date, the period consisting of the most recent four full fiscal quarters for which financial information is generally available.

“TWC” means Time Warner Companies, Inc., a Delaware corporation formerly known as Time Warner Inc.

“TWI” means Time Warner Inc., a Delaware corporation formerly known as TW Inc.

“Works” means motion pictures, video, television, interactive or multi-media programming, audio-visual works, sound recordings, books and other literary or written material, any software, copyright or other intellectual property related thereto, acquired directly or indirectly after the date of this Second Supplemental Indenture by purchase, business combination, production, creation or otherwise, any component of the foregoing or rights with respect thereto, and all improvements thereon, products and proceeds thereof and revenues derived therefrom.

4. Amendments to Covenants.  The Additional Covenants, with respect to each particular series of Securities as established pursuant to paragraph (3)(i) of the 8⅜% Notes Certificate, paragraph (3) (j) of the 7.40% Notes Certificate and paragraph (3)(j) of the 8.40% Debentures Certificate, are hereby deleted in their entirety and Article X of the Indenture is hereby amended by adding the following Sections 1007, 1008 and 1009:

SECTION 1007.  Limitation on Liens.  Neither the Company nor any Material Subsidiary of the Company shall incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness for money borrowed that is secured by a Lien on any asset now owned or hereafter acquired by it unless the Company makes or causes to be made effective provision whereby the Securities issued under the Indenture will be secured by such Lien equally and ratably with (or prior to) all other indebtedness thereby secured so long as any such indebtedness shall be secured.  The foregoing restriction does not apply to the following:

(i)   Liens existing as of the date of this Second Supplemental Indenture;

(ii)  Liens created by Subsidiaries of the Company to secure indebtedness of such Subsidiaries to the Company or to one or more other Subsidiaries of the Company;

(iii)  Liens affecting property of a Person existing at the time it becomes a Subsidiary of the Company or at the time it merges into or consolidates with the Company or a Subsidiary of the Company or at the time of a sale, lease or other disposition of all or substantially all of the properties of such Person to the Company or its Subsidiaries;

(iv)  Liens on property existing at the time of the acquisition thereof or incurred to secure payment of all or a part of the purchase price thereof or to secure indebtedness incurred prior to, at the time of, or within one year after the acquisition thereof for the purpose of financing all or part of the purchase price thereof;

(v)  Liens on any property to secure all or part of the cost of improvements or construction thereon or indebtedness incurred to provide funds for such purpose in a principal amount not exceeding the cost of such improvements or construction;

(vi)  Liens consisting of or relating to the sale, transfer or financing of motion pictures, video and television programs, sound recordings, books or rights with respect thereto to or with so-called tax shelter groups or other third-party investors in connection with the financing of such motion pictures, video and television programming, sound recordings or books in the ordinary course of business and the granting to the Company or any of its Subsidiaries of rights to distribute such motion pictures, video and television programming, sound recordings or books; provided, however, that no such lien shall attach to any asset or right of the Company or its Subsidiaries (other than the motion pictures, video and television programming, sound recordings, books or rights which were sold, transferred to or financed by the tax shelter group or third-party investors in question or the proceeds arising therefrom);

(vii)  Liens on shares of stock, indebtedness or other securities of a Person that is not a Subsidiary;

(viii)  other Liens arising in connection with indebtedness of the Company and its Subsidiaries in an aggregate principal amount for the Company and its Subsidiaries not exceeding at the time such lien is issued, created or assumed the greater of (A) 10% of the Consolidated Net Worth of the Company and (B) $500 million;

(ix)  Liens on Works which either (1) existed in such Works before the time of their acquisition and were not created in anticipation thereof, or (2) were created solely for the purpose of securing obligations to financiers, producers, distributors, exhibitors, completion guarantors, inventors, copyright holders, financial institutions or other participants incurred in the ordinary course of business in connection with the acquisition, financing, production, completion, distribution or exhibition of Works;

(x)  any Lien on the office building and hotel complex located in Atlanta, Georgia known as the CNN Center Complex, including the parking decks for such complex (to the extent such parking decks are owned or leased by the Company or its Subsidiaries), or any portion thereof and all property rights therein and the products, revenues and proceeds therefrom created as part of any mortgage financing or sale-leaseback of the CNN Center Complex;

(xi)  Liens on satellite transponders and all property rights therein and the products, revenues and proceeds therefrom which secure obligations incurred in connection with the acquisition, utilization or operation of such satellite transponders or the refinancing of any such obligations;

(xii)  restrictions on the Atlanta National League Baseball Club, Inc. and Atlanta Hawks, Ltd. and their respective assets imposed by Major League Baseball or the Commissioner of Baseball, and the National Basketball Association, respectively, including, without limitation, restrictions on the transferability of the Company’s or any of its Subsidiaries’ interests therein;

(xiii)  Liens on capital leases entered into after the date of this Second Supplemental Indenture provided that such Liens extend only to the property or assets that are the subject of such capital leases;

(xiv)  Liens resulting from progress payments or partial payments under United States government contracts or subcontracts; and

(xv)  any extensions, renewal or replacement of any Lien referred to in the foregoing clauses (i) through (xiv) inclusive, or of any indebtedness secured thereby; provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, or at the time the Lien was issued, created or assumed or otherwise permitted, and that such extension, renewal or replacement Lien shall be limited to all or part of substantially the same property which secured the Lien extended, renewed or replaced (plus improvements on such property).

SECTION 1008.  Limitations on Senior Debt.  The Company will not, and will not permit any of its Subsidiaries to, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable for (collectively, “incur”) any Senior Debt, if, after giving effect to such incurrence of Senior Debt, determined on a pro forma basis as if such incurrence had occurred on the first day of the Test Period, the Consolidated Cash Flow Coverage Ratio for TWI and its Subsidiaries for the Test Period would be less than 1.5 to 1.

SECTION 1009.  Consolidation, Merger, Conveyance  or Transfer by TWI or TWC on Certain Terms.  (a)  Neither TWI nor TWC shall consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

(1)  the corporation formed by such consolidation or into which TWI or TWC is merged or the Person which acquires by conveyance or transfer the properties and assets of TWI or TWC substantially as an entirety shall be organized and existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume, by any indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the performance of (i) in the case of TWI, the obligations of TWI set forth in Sections 2 and 3 of the First Supplemental Indenture and this Section 1009 or (ii) in the case of TWC, the obligations of TWC under Sections 2 and 3 of the Second Supplemental Indenture and this Section 1009, as applicable;

(2)  immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and

(3)  the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of TWI or TWC, as the case may be, substantially as an entirety in accordance with paragraph (a) of this Section, the successor Person formed by such consolidation or into which TWI or TWC, as the case may be, is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of TWI or TWC, as applicable under the Indenture with the same effect as if such successor had been named as TWI or TWC, as applicable herein.  In the event of any such conveyance or transfer, the predecessor shall be discharged from all obligations and covenants under the Indenture and the Securities and may be dissolved, wound up or liquidated at any time thereafter.

5. Additional Events of Default.  Section 501 of the Indenture is amended by adding the following clauses (h) , (i) and (j) :

(h)  the entry of an order for relief against TWI or any Material U.S. Subsidiary thereof under Title 11, United States Code (the “Federal Bankruptcy Act”) by a court having jurisdiction in the premises or a decree or order by a court having jurisdiction in the premises adjudging TWI or any Material U.S. Subsidiary thereof a bankrupt or insolvent under any other applicable Federal or State law, or the entry of a decree or order approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of TWI or any Material U.S. Subsidiary thereof under the Federal Bankruptcy Act or any other applicable Federal or State law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of TWI or any Material U.S. Subsidiary thereof or of any substantial part of its properties, or ordering the winding up or liquidation of their respective affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

(i)  the consent by TWI or any Material U.S. Subsidiary thereof to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Act or any other applicable Federal or State law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of TWI or any Material U.S. Subsidiary thereof or of any substantial part of its properties, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by TWI or any Material U.S. Subsidiary thereof in furtherance of any such action; or

(j)  default under any bond, debenture, note, guarantee or other evidence of indebtedness for money borrowed by TWI or TWC (including a default with respect to a guarantee of the Securities of any series) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by TWI or TWC, whether such indebtedness now exists or shall hereafter be created, which default (i) shall constitute a failure to pay the principal of such indebtedness having an outstanding principal amount in excess of $50 million in the aggregate when due and payable at the final (but not any interim) maturity thereof after the expiration of any applicable grace period with respect thereto and the holders of such indebtedness shall not have waived such default or (ii) shall have resulted in such indebtedness having an outstanding principal amount in excess of $50 million in the aggregate becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, in either case without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 60 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of such series, a written notice specifying such default and requiring TWI or TWC to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder.

6. Effect on Indenture.  Except as expressly modified by this Second Supplemental Indenture, the Indenture and the Securities issued thereunder are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

7. Form of Securities.  The Company shall not be required to prepare and execute, and the Trustee shall not be required to authenticate and deliver in exchange for Outstanding Securities, any new Securities to conform to this Second Supplemental Indenture.

8. Governing Law.  THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS, BUT NOT THE LAWS AS TO CONFLICTS OR CHOICE OF LAW, OF THE STATE OF NEW YORK.

9. Counterparts.  This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

10. Trustee Not Responsible for Recitals.  The recitals therein contained are made by the Company, TWC and TWI and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture.

IN WITNESS WHEREOF, the parties thereto have caused this Second Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

TURNER BROADCASTING SYSTEM, INC.,
by
Name:
Title:

TIME WARNER COMPANIES, INC.,
by
Name:
Title:

TIME WARNER INC.,
by
Name:
Title:

THE CHASE MANHATTAN BANK, as Trustee,
by
Name:
Title:

13